EXHIBIT 4.3

                               LICENSE AGREEMENT

         THIS LICENSE AGREEMENT ("Agreement,") is made and entered into as of this 26th day of May, 1999 by and between PURE TECHNOLOGIES LTD., OF CALGARY, ALBERTA, CANADA ("Company"), and FREYSSINET INTERNATIONAL (STUP) SNC., 78140, 10 rue Paul Dautier, VELIZY VILLACOUBLAY, FRANCE ("Licensee").

         In consideration of the mutual covenants and undertakings hereinafter set forth, the parties agree as follows:

1.       APPOINTMENT

         The Company hereby appoints the Licensee as its representative in the Territory, as defined in Section 2 of this Agreement, for the Application(s) defined in Section 3 of this Agreement and the Licensee hereby accepts such appointment, to sell the Products and licenses of the Company (the "Products") in accordance with the terms and conditions of this Agreement. Products shall mean hardware, software and services supplied by the Company for the purpose of continuous acoustic, damage, vibration and crack monitoring. The use of the term "sales of Products" or similar terms in this Agreement shall refer to sales, leases or licenses of Products and fees charged in respect of licenses to use the data acquisition software associated with the use of the Products.

         Provided that the Licensee complies with the terms and conditions of the Agreement, Licensee shall be the Company's Exclusive Representative to sell Products for the Applications in the Exclusive Territory, and the Company shall not appoint another party as its representative to sell Products for the Applications in the non-exclusive territory.

2.       TERRITORY

         The target of this Agreement is for the Licensee to become a global partner of the Company.

         Subject to the terms and conditions of the Agreement, the Licensee shall have the right to sell the Products to end users located in each country listed on Schedule "A" ("Exclusive Territory") and each country listed on Schedule "B" (Non-Exclusive Territory) and Schedule "D" (Open Countries). The Exclusive Territory and Non-Exclusive Territory are the "Territory" in this Agreement. The Territory may be modified from time to time by the prior written agreement of the parties.

         Schedule C lists all countries where Fugro or its affiliates are the exclusive representatives of the Company and Schedule D refers to all countries not included in Schedules A, B and C.

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         Subject to the terms and conditions of this Agreement:

         (a) the Licensee's right to sell Products in each country of the Exclusive Territory shall be exclusive to Licensee and the Company shall not appoint other licensees; and

         (b) the Company and Licensee shall each have a right to sell Products in each country of the Non-Exclusive Territory and the Company shall not appoint other licensees; and

         (c) the Company shall not grant any other party a right to sell products in a country of the Exclusive and Non-Exclusive Territory; and

         (d) Licensee may sell Products in the countries of Schedule C, ' or on a project-by-project basis, if Fugro agrees. The Company will attempt to convince Fugro to agree to cooperate with Licensee in Schedule C countries; and

         (e) Both Company and Licensee may market Products in countries referred to in Schedule D "Open Countries" and Company may market through other non-exclusive Licensees in that area.

3.       APPLICATIONS / PRODUCTS

         Applications shall mean all uses of the Company's Products authorized in writing by the Company. The Products are all hardware and software required for continuous acoustic, damage, vibration and crack monitoring.

         The Applications and Products may be modified from time to time by the prior written agreement of the parties.

         A Research and Development Agreement will be entered into by the Company and Licensee, and will outline terms and conditions for research to develop new products and improvements, which occur under the Research and Development Agreement.

4.       TERM

         The term of this Agreement shall commence on the date first above written, and, unless terminated earlier as provided in Section 14, shall continue for three (3) years terminating upon the third anniversary of such date, provided, that the Agreement shall thereafter be renewed without action by either party for successive periods of one (1) year each, subject to the termination provisions of Section 14, unless either party gives written notice objecting to such renewal at least sixty (60) days prior to the expiration of the then current one-year term.


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

5.       COVENANTS AND UNDERTAKINGS OF LICENSEE

         The Licensee covenants and agrees as follows:


5.1 To use its best efforts, and to spend as much time and as much of its resources as may reasonably be required, to promote sales of the Products to end users in the Territory. The Licensee further agrees that it will refrain from soliciting sales or otherwise promoting sales of the Products in Schedule C countries. These obligations include, without limitation, the following:

         (a) REGISTRATION AND LICENSURE. The Licensee agrees to use its best efforts to promptly obtain from the proper authorities in the Territory at its own cost and expense in Schedule A countries only, all registrations, licenses, and approvals required for the import, sales, and distribution by the Licensee of the Products in the Territory. To the Company's knowledge there is no export restriction from the USA of the Products, nor import restrictions in the Territory.

         (b) SPECIFIC PROMOTION EFFORTS. The Licensee shall, at its expense, distribute sales literature describing the Products, which the Company shall provide, promote the sale of the Products through its trade publications, and exhibit the Products at exhibitions at which Licensee is present or attends, where it is applicable. All advertising or promotional materials, if any, utilized by the Licensee, its agents, or employees in conjunction with the sale of the Products, other than such sales literature as is furnished to the Licensee by the Company, shall be approved in writing by the Company prior to its use or dissemination.

         (c) FOLLOW-UP ON LEADS. All leads furnished to the Licensee by the Company shall be contacted within a reasonable time and a report of the results of such contacts shall be submitted promptly to the Company.

         (d) VISITS BY THE COMPANY. The Company shall have the right upon reasonable notice and with the approval of Licensee to visit and observe the Licensee's place of business and to accompany the Licensee during sales or servicing calls or training sessions with customers. Additionally, the Licensee agrees that the Company may, at any time during reasonable business hours, review and inspect the service facilities for the Products, with the approval of Licensee.

         (e) CUSTOMER COMPLAINTS. The Licensee and the Company each agree to cooperate fully in dealing with customer complaints concerning the Products and to take such action to resolve such complaint as may be requested by the Company. In this regard, the Licensee and the Company each agree promptly to Burnish the other with any information that may be required by the other to comply with any governmental laws or regulations or that may be required to minimize the potential impact of a recall of any of the Products.

         (f) TRACEABILITY. The Licensee shall comply, to the best of its ability, with any and all traceability programs in effect at any time as initiated by the Company.


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

         (g) FINANCIAL AND CREDIT INFORMATION. If so requested by the Company, the Licensee agrees to provide to the Company adequate financial information on a confidential basis and if requested credit references, to assure the Company of the Licensee's ongoing financial capacity to conduct its business.

         (h) The Licensee shall use the trademarks, services marks, logos and trade dress of the Company in its efforts to promote market and sell products and agrees to enter into a Trademark License with the Company at no charge to the Licensee.


         (i) The Licensee shall not extend any warranty, representation commitment or make any promise to any customer, end user or other person regarding the Products except as has been previously approved by the Company.


5.2 The parties hereto acknowledge that the Company is knowledgeable in acoustic monitoring including the failure of tensioned reinforcements in buildings, nuclear facilities, prestressed water pipelines, rock and ground anchors, and bridges, including the main cables and suspender ropes of suspension bridges and the stay-cables of cable-stayed bridges, and in damage surveillance and vibration monitoring, all hereafter described as the Technical Specialism.

         The Licensee shall not compete nor assist any other party to do so, which would compete in the Technical Specialism of the Company, in the area defined as the Territory or outside the Territory, during the period of this Agreement and for a period of two years after the termination of the Agreement.

5.3 To refrain from any expenditure on behalf of the Company, or from incurring any liability in the name of the Company, without the prior written consent of the Company.

5.4 To use its best efforts to promote, safeguard, and protect the interests of the Company, and the Company's rights to the Products, consistent with the best business practices.

6.       COVENANTS AND UNDERTAKINGS OF THE COMPANY

6.1      INTENTIONALLY OMITTED

6.2      INTENTIONALLY OMITTED

7.       JOINT UNDERTAKINGS OF THE LICENSEE AND THE COMPANY

         Prior to each calendar year, the Licensee and the Company will discuss and agree on sales targets for each country or market area in the Territory, and on the minimum marketing efforts to be expended by the Licensee in each country or market area in the Territory in the following year. Failure to agree or failure by Licensee to expend minimum marketing efforts may at the option of the Company result in termination of this Agreement by the Company as per clause 14.1, or in the deletion, by the Company, on sixty (60) days written notice to Licensee of countries or market areas from the definition of Exclusive Territory and/or Non-Exclusive Territory.


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

8.       SALES

8.1      Selling Price

         As requested by the Licensee, the Company will provide a Selling Price for Products to the Licensee within the Territory, including an annual Site License Fee, which shall be open for acceptance by Licensee for a period of not less than 60 days for each project To confirm acceptance of each Selling Price, Licensee will submit a Purchase Order to the Company, in form and content acceptable to both Licensee and Company.

         A Marketing Committee, consisting of two (2) representatives from the Company and two (2) from Licensee will meet at least twice per year to discuss all aspects of the marketing of the Products in all countries, including details of projects, bids, pricing and potential projects. The Committee will develop a framework for pricing Products that can be used by Licensee to market Products. The Committee will also recommend to the Company a Selling Price for Products to the Licensee, including the Annual Site License Fee. Licensee shall be free to price Products to its customers as it decides. It is acknowledged that prices shall be kept as competitive as possible.

         The Company and the Licensee will enter into a Site License Agreement in substantially the same form as Schedule F, which provides the Licensee with a License of the SoundPrintR monitoring software for each site, in consideration of payment to the Company of the Annual Site License Fee. In such cases the Company will consider its attendant reduction of work and costs, and the increase in same for Licensee in setting prices for Products to licensee.

9.       CONFIDENTIALITY

9.1      Confidential Information

         Licensee shall keep confidential the Agreement, all data, data bases, computer programs, marketing plans and information provided to Licensee by or on behalf of the Company in connection with the Agreement or Products and all other confidential and proprietary information of the Company, now existing or to be developed in the future (such information is intended to include all information of any kind whatsoever related to the Company's business which is not generally and publicly known, including information received orally or by a confidential writing which, prior to such receipt, was non-public information of such recipient) (collectively the "Information"), and all Information (including data generated by operation of the Products) developed by the operation of the Products, and shall not disclose the Agreement or any such Information to any person, firm, entity or corporation without the prior written permission of the Company. Licensee shall be bound by an obligation of confidence to the Company in respect of any Information or trade secrets. In respect of such Information, Licensee shall not:

         (a) disclose, either directly or indirectly, any such Information, or any part thereof, to any person, firm, corporation or entity other than subsidiaries of Licensee and then only if it obtains a similar obligation of confidence of such recipient except as is specifically contemplated in this Agreement; and


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

         (b) use any such Information, or any part thereof, for any purpose except as is specifically contemplated within this Agreement. Licensee shall be responsible to ensure any person, corporation or entity to which it has disclosed any Information or trade secrets complies with the terms of this Agreement.

         The Company shall keep confidential and not disseminate, discuss or provide to any competitor or client of Licensee any information regarding business, financial data, this agreement, technical data, database, computer programs, marketing plans and information provided by Licensee, or any new developments by Licensee related to Products, without prior agreement in writing by Licensee.

9.2      Trade Secrets

         Upon the termination of this Agreement for any reason whatsoever, the Licensee shall return all data, prospectuses, advertising, Information, and all information concerning the Products (including all software, copies of test results and other data accumulated), and the Licensee shall not ma farther use of any of the materials or technical information, nor disclose or use such materials or Information for its own account or on behalf of any other person or entity. Upon termination of this Agreement for any reason, the Licensee shall discontinue the use of the Company's trade name, trademarks, labels, copyrights, patents, and other advertising media and remove all signs and displays relating thereto. Upon termination, of the Agreement for any reason, the Company shall return all property and confidential information, all data, prospectuses, which are the property of Licensee to Licensee, and shall make no further use of those materials.

10.      INTELLECTUAL PROPERTY

         No rights are granted hereunder to Licensee under any patents, copyrights, information, trademarks or other intellectual property rights except as are incidental only to the sale of Products by the Licensee and the right to use such Products by the Licensee's customers. Whenever the Licensee shall make reference to its relationship with the Company, whether in advertising or otherwise, the Licensee shall describe its relationship only as a licensee of the Products and partner as potential co-developer under the Research and Development Agreement. Any other use by the Licensee of the Company's trade name, trademarks, or any other trade names or trademark associated with the Products must be approved in advance in writing by a duly authorized officer of the Marketing Committee. The Licensee shall not use any trademark-or trade name of the Company or any variation thereof, alone or in combination with other words, in connection with any product which has not been supplied by the company, or as a part of or in connection with the Licensee's corporate or company name without Company's prior written approval. The Licensee shall not register the Company's trade name or trademarks or any other trade names or trademarks associated with the Products in the Territory or elsewhere. All data generated from use of the Products and any suggestions, improvements, enhancements, derivative works or modifications made to any of the Products or any part thereof made by the Company shall be the property of the Company including any copyright, patent or other intellectual property rights therein. Licensee shall sign such documents, assignments or agreements as the Company may require to protect the Company's rights therein, and any such improvements or enhancements shall be considered subject to this License Agreement.


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

         Any improvements or enhancements to any Product of Information, which have been developed during the terms of the Agreement by the Company shall be owned by the Company, and Licensee shall have a limited free irrevocable license in the Territory for the term of the Agreement.

         Any improvements or enhancements to any Products or Information, which are developed jointly by Company and Licensee, shall be owned by the Company and Company agrees to grant Licensee a perpetual, irrevocable royalty-free license for same. Company and Licensee agree to share costs and Licensee shall have the right to file for protection at its own cost in any countries where Company elects not to file.

         Any improvements or enhancements to any Products or Information, made solely by Licensee shall be the property of Licensee and Licensee will grant to Company a non-assignable free, irrevocable royalty-free license for the term of this agreement. Nothing herein implies to Licensee any rights in any intellectual property of the Company.

         For joint improvements or enhancements Company and Licensee must agree in writing on any license or extension of license to third parties, except for licenses to end users. The Company will keep track of all such licenses and extensions.


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

11.      LIMITED WARRANTY AND LIMITATIONS

11.1 The Company provides to its customers only those warranties set out in the Company's form of agreements, attached as Schedule "E", Terms and Conditions", and subject to the limits on liability set out in such agreements. On a case by case basis the Company may provide other warranty terms or other limits on liability but only if previously authorized by the Company in writing. NO OTHER WARRANTY, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTIES OR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, IS MADE.

 11.2 The Company shall not have any liability of any kind under this contract unless Licensee notifies the Company of any claimed defect within the warranty period specified in the Company's form of agreement as measured from the date of delivery. If a Product is to be returned to the Company, written authorization must be obtained from the Company, and the Company's shipping instructions must be followed. If the claimed defect is a result of misuse, mishandling, abnormal conditions of application or storage, or the result or unauthorized alteration, the cost of replacement and all related expenses shall be borne by the Licensee. "Normal conditions" shall be practical and reasonable as defined by the Company. Any Products returned to the Company for replacement or refund shall become the property of the Company.

11.3 The Licensee, its agents, and employees shall not make any statement, representation, warranty, or advertisement concerning the Products which exceed in scope or are different in meaning from the limited warranty set forth in
Section 11.1. The Licensee shall indemnify and hold the Company barm less against any claims, liability, costs, and expenses of any nature which the Company may incur as a result of any such activities.

12.      MODIFICATION OF PRODUCTS AND LABELING

         The Licensee shall not, without the prior written consent of the Company and the Marketing Committee in each instance obtained, modify the Products or any part thereof or modify, remove, cover, or add to the labels affixed by the Company to the Products. If requested by the Licensee, the Company shall affix foreign translations of labels to Product containers, and the Licensee shall reimburse the Company for all reasonable expenses incurred as part of such relabelling.

13.      PATENT INFRINGEMENT

         If a patent infringement action is commenced or threatened against the Company as to one or more of the Products, and the Company elects to discontinue the sale of any such Products in any part of the Territory, the Licensee shall discontinue its efforts to sell such Products in any such part of the Territory immediately upon receipt of written notice thereof from the Company.

         Company warrants that to the best of its knowledge Products do not infringe any patent, and if found in breach of this warranty in respect of one or more of the Products, the Company shall assist in Licensee's defence and pay fees and expenses incurred during prosecution, and assume eventual consequences provided that Licensee provides all assistance and cooperation Company may require in the defense of the action or claim and Company has sole control of the defense and all related settlement negotiations.


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

14.      TERMINATION

14.1 The Company may terminate this Agreement by giving ninety (90) days written notice in the following events:

         (a) Licensee has ceased to function as a going concern or conduct its operations in the normal course of business as a Licensee;

         (b) Licensee enters into suspension of payments, or commences or becomes the subject of, any action in relation to bankruptcy, insolvency, reorganization, dissolution, or winding up;

         (c)      Licensee has become insolvent;

         (d) Licensee has made a general assignment for the benefit of creditors;

         (e) Licensee has attempted to assign, convey, or other-wise transfer in whole or in part any of Licensee's rights hereunder to any third party without the Company's prior written consent based on Licensee's ft" true, and correct disclosure of the proposed transaction to the Company;

         (f) any material change in the general management, ownership, or control including sale, transfer, or relinquishment by Licensee of any substantial interest in the ownership of the business to be carried on by Licensee under this Agreement, unless such changes are approved in advance and in writing by the president of the Company;

         (g) conviction of Licensee or any principal officer or manager of Licensee for any crime tending to affect adversely the ownership or operation of the business;

         (h)      Licensee  provides   falsified  data  or  information  to  the
                  Company,

         (i)      Licensee breaches any of the obligations under Sections 9.1 or
                  9.2 respecting Information or Section 10 respecting intellectual property. The Licensee hereby acknowledges that ninety (90) days is a reasonable and adequate period of notice under the circumstances, including the extent of the expenditures, investments, and commitment made and to be made by Licensee under this Agreement; or

         (j) Company and Licensee fail to agree on reasonable sales targets and minimum marketing efforts, prior to each calendar year, or Licensee fails to accomplish the minimum marketing effort in any part of the Territory in any calendar year.

14.2 In the event either party commits a material breach of this Agreement and such party fails to remedy such default within ninety (90) days of receipt of written notice thereof from the opposite party, the party giving such notice may, at any time thereafter upon written notice, terminate this Agreement. The Licensee hereby acknowledges that ninety (90) days is a reasonable and adequate period of notice under the circumstances, including the extent of the expenditures, investments, and commitments made and to be made by Licensee under this


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Agreement  Material  breach by the Company  referred  hereto  could  include the
Company being unable to supply the Licensee within a reasonable time with Products, or ceasing activities as set out in the Escrow Agreement attached as Schedule "G". The Company and Licensee agree to enter into attached Escrow Agreement and Company will train Licensee to use SoundPrint(R) software for analysis, and to complete installation of products.

14.3 In the event of termination of this Agreement, whether upon the expiration of the term of this Agreement or pursuant to the provisions of
Section 14.1 or 14.2, the Company shall not be liable to the Licensee for compensation, reimbursement, or damages on account of the loss of prospective profits on anticipated sales, or on account of expenditures, investments, leases, employee termination pay, or other commitments or expenses relating to the business or goodwill or the Licensee.

14.4 Termination of this Agreement shall not relieve or release the Licensee from any payments which the Licensee may owe the Company under the terms of this Agreement, including without limitation, payments for Products delivered to the Licensee.

14.5 Acceptance by the Company of any orders from the Licensee after termination of this Agreement shall not constitute a renewal of this Agreement or a waiver of the right of the Company to treat this Agreement as terminated.

14.6 Notwithstanding anything contained herein to the contrary, Sections 9, 10, 11, and 13 of this Agreement shall survive termination of this Agreement and shall remain in full force and effect on conditions as set forth in those sections for ten (10) years after contract termination.

 14.7 Company agrees that for twelve (12) months following termination of the Agreement, it will not enter into a License Agreement with a direct competitor of Freyssinet.

15.      RELATIONSHIP

         Nothing herein shall constitute the Licensee as an employee or agent of the Company, nor the legal representative of the Company for any purpose or reason not set forth herein. The Licensee does not have the authority to assume or create any obligation, express or implied, on behalf of or in the name of the Company, or to bind the Company in any man r whatsoever, except as authorized in writing by the Company. The Licensee shall be solely responsible for the operations of its business and all costs incurred in such 'operations, solely responsible for any injury, liabilities, or damage incurred in the conduct of its business, for complying with all laws and regulations of the nation, state, and political subdivision in which it transacts its business, and shall bear all expenses in connection therewith. It is the express intent of the parties, pursuant to their right to freedom of contract, that this Agreement shall govern the obligations of each to the other and the right of each resulting from such relationship and that no Ordinance, Regulation or any other law purporting to alter the relationship between the Company and the Licensee, presently in force or hereafter enacted, may apply to the rights and obligations of and between the parties under this Agreement. The rights and obligations of the parties in the event of termination of this Agreement have been separately bargained for, and are intended by both parties to be in lieu of any fights or obligations arising under any Ordinance, Regulation or any other law purporting to alter the relationship of the parties.


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16.      COMPLIANCE WITH LAW

         The Licensee shall comply with all prevailing laws and regulations of the Territory pertaining to the importation, distribution, sales, promotion, and marketing of the Products in the Territory and in any manner otherwise pertaining to performance by the Licensee of its obligations under this Agreement. The Licensee shall accept and assume full responsibility for any and all civil or criminal liabilities and costs that may be assessed as a result of the Licensee's performance of Licensee's duties under this Agreement, and shall hold harmless and defend the Company from and against any and all fines, damages, levies, costs, and judgment which the Company may be required to pay as a result of the Licensee's performance of its duties thereunder in violation thereof.

17.      MISCELLANEOUS PROVISIONS

17.1 CONTROLLING LAW. This Agreement is made with reference to and shall be construed in accordance with the law of England. The Parties acknowledge and agree that this Agreement shall not be subject to the provisions of the United Nations Convention on Contracts for the International Sale of Goods.

17.2 ARBITRATION. Any disputes or controversies arising under this Agreement shall be determined by binding arbitration in accordance with the rules and procedures for arbitration in London, England, which arbitration shall be conducted in London, England. Each party shall bear its own costs of the arbitration and shall pay one half cost of the costs of the establishment and operation of the arbitration tribunal, until the Arbitrator decides which party is responsible for arbitration costs.

17.3 NOTICES. All notices, request, demands, and other communications given under this Agreement shall be in English and shall be in writing and shall be deemed to have been duly given at the time of delivery, if personally delivered, or seventy-two (72) hours after delivery to an appropriate courier service and addressed to the parties at the addresses set forth beneath their respective signatures or at such other address as a party may designate at any time in writing by notice to the other in accordance with this Subsection 17.3.

17.4 WAIVER AND MODIFICATION. The failure of either party at any time to require strict performance of any provision of this Agreement shall not in any manner affect the right of such party at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement shall be deemed to be a release or affect any liability resulting from such breach. No waiver of any nature, whether by conduct, course of dealing, or otherwise, in any one or more instances shall be deemed to be or construed as a continuing waiver of any such condition or breach, or as a waiver of any other condition or of any other breach of any other term or covenant of this Agreement

17.5 SUCCESSORS IN INTEREST. This Agreement shall be binding upon and inure to the benefit of the successors, heirs, assigns, and personal representatives of the parties.

17.6 ASSIGNMENT. The Licensee may not assign or sublicense any of its rights or obligations under this Agreement, nor shall the Licensee appoint or designate any sublicensee of the Products, without the prior written consent of the Company, which consent may be granted or withheld for any reason or for no reason in the sole and exclusive judgment of the Company. Any attempted assignment, appointment, or designation without the prior written consent of the Company shall be null and void.

This sub-clause does not apply to any assignment o any subsidiaries of Licensee, in which the Licensee has at least twenty-five (25) percent ownership, in which case both Assignor and Assignee remain and shall be liable for performance of this agreement.

17.7 ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties with respect to the subject matter of this Agreement. There are no representations, warranties, understandings, or agreements other than those expressly set forth herein. Time is expressly declared to be of the essence of this Agreement.

17.8 EXECUTION BY COUNTERPART. This Agreement may be executed separately or fix1ependently in any number of counterparts, each and all of which together shall be deemed to have been executed simultaneously and for all purposes to be one agreement.

17.9 CAPTIONS. The respective captions of the Sections are inserted for convenience of reference only and shall not be deemed to modify or otherwise affect in any respect any of the provisions hereof.

         Dated the day and year first above written.

                        PURE TECHNOLOGIES LTD.

                        Represented by:       "James E. Paulson"
                                              ----------------------------------
                                              James E. Paulson
                                              Chairman
                                              ----------------------------------

                        Address:              1050, 340 - 12 th Avenue S.W.
                                              Calgary, Alberta
                                              Canada T2R 1L5

                        FREYSSINET INTERNATIONAL (STUP) SNC.

                        Represented by:       "Jean Pierre Marchand-Arpoume"
                                              ----------------------------------
                                              Jean Pierre Marchand-Arpoume
                                              Chairman & Chief Executive Officer

                        Address:              78140 Velizy Villacoublay
                                              10, rue Paul Dautier
                                              France

                                  SCHEDULE "A"

                              EXCLUSIVE TERRITORY


                                     France

                                     Africa

                                     Spain

                                    Portugal

                                 South America

                                     Korea

                                   Australia

                                  SCHEDULE "B"

                            NON-EXCLUSIVE TERRITORY


                                     Canada

                                 United States

                                  SCHEDULE "C"

                          EXCLUSIVE TERRITORY OF FUGRO


                                 United Kingdom

                                   Hong Kong

                                China (Mainland)

                                     Macao

                                   Singapore

                                  SCHEDULE "D"

                                 OPEN COUNTRIES


              All countries not included in Schedules A, B and C.

                                  SCHEDULE "E"

                               TERMS & CONDITIONS

                      SCHEDULE "E" - TERMS AND CONDITIONS

SYSTEMS ACCEPTANCE
Within a reasonable time of installation of the Sensor Array and the Equipment, Pure Technologies Ltd. ("Pure") will perform Pure's diagnostic tests to verify operation of the System Successful conclusion of Pure's diagnostic tests (established by Pure from time to time) shall constitute final acceptance of the System by the Customer (the "Acceptance"). A description of Pure's diagnostic tests is contained in Pure's SoundPrint(R) Installation and Operations Manual, a copy of which can be made available for inspection by the Customer.

RISK OF LOSS
The risk of loss or damage in respect of the System shall pass to the Customer, regardless of whether Acceptance of the System has occurred.

LICENSE OF SOFTWARE
In conjunction with the delivery of the Equipment, Pure shall install the Software on the Equipment as provided in the contract documents, and Customer shall pay the license fee to Pure (the "License Fee") which is included in the Contract Sum. In consideration for the License Fee, the Customer obtains from Pure or other applicable vendors or licensors, non-exclusive, non-transferable licenses (the "License Agreements") to use, without right to sublicense, the computer programs and modules which make up the Software at the Site.

The Customer agrees to be bound by the terms and conditions of each of the License Agreements and to use such computer programs and/or modules only in accordance with the terms of the applicable License Agreements.

SYSTEM MAINTENANCE
The Customer shall be responsible to maintain the System in good repair and condition in accordance with Pure's and other vendor's written instructions and specifications, or failing such instructions and specifications, in a manner consistent with good industry practices. In addition to the foregoing Customer shall:

1. use reasonable commercial efforts to keep the System secure from vandalism, loss of power, environmental hazards (including lightning, flood, water overflow) and other damage; and

2. if Pure is providing any ongoing maintenance or support to the System or any part thereof, and during any warranty period, provide Pure with such access to the System as may be reasonably requested by Pure.

MONITORING & TECHNICAL SUPPORT
If Customer wishes Pure to provide services monitoring the System and reporting on incidents detected by the System, Customer and Pure will enter into Pure's Technical Support Contract.

CONFIDENTIAL INFORMATION
The Customer acknowledges that the System and associated documentation, including without limitation, all Software, and the make up and configuration of the Equipment and its method of operation, and die Training Documents and data, constitute valuable confidential information of Pure and/or its licensors and Customer shall maintain all confidential information as strictly confidential and n6ther use nor discuss any of it without Pure's written approval. The Customer also acknowledges the Software and all copies thereof, in whole or in part, is and shall at all times remain the sole and exclusive property of Pure and/or its licensors and that Pure has all right, title and interest therein except for the limited rights to use the applicable Software provided in the attached License Agreements.

The Customer agrees that wrongful disclosure of any of the confidential information may cause irreparable harm to Pure and that Pure's remedies at law may be inadequate and, therefore, Pure shall be entitled to obtain an injunction to enforce the provisions of this Agreement.

The Customer acknowledges that all data generated by the System is subject of copyright protection and is or shall be owned exclusively by Pure and/or its licensors. The Customer shall have an irrevocable right and license to retain and use a copy of data generated from the System (the "Data") for the Customer's application in regards to the operation and maintenance of the Customer's strictures in which the Equipment is situated, which right and license shall include the right to disclose such information and results to its agents, and employees.

Pure shall not disclose the name of the site, or release information about data or reports, which can be identified with the site, without the authorization of the Customer. Pure reserves the right to publish and distribute data and reports in a generic form, which cannot be specifically identified with the site, without the authorization of the Customer.

The obligations of the parties contained in this Article shall survive the termination of this Agreement.

WARRANTY
Pure warrants that the Customer shall acquire good and clear title to the Equipment, free and clear of all liens and encumbrances except for the security interest retained by Pure until such time as the Purchase Price is paid by Customer to Pure in full. To the extent it is able, Pure shall convey to the Customer all manufacturer's warranties pertaining to the Equipment upon delivery of the Equipment to the Customer,

Pure shall, to the extent it is able, provide to the Customer the Software related warranties for the software it licenses to Customer. Pure warrants that for twelve months after Acceptance the System:

         (a) will substantially perform those functions described in Pure's SoundPrint Installation and Operations Manual, provided that notwithstanding anything to the contrary contained in this Agreement, the System's operation may be interrupted and is net warranted to be error free; and

         (b) is designed to monitor certain acoustic emissions from the Site, soma of which may be identified as post-tensioned wire failures. The parties acknowledge that while most wire breaks generate at least enough energy to be recorded by the System, if wire breaks do not exhibit the properties for which the System has been designed, then the wire breaks may not be detected or recorded by the System. The parties also acknowledge that any form of background or other noises, or any continuous noise generation including, without limitation, construction activities may affect the ability of the System to detect and/or classify events and may mask wire breaks so that they cannot be detected or recorded by the System.

The above-referenced warranties are applicable only if the System is used and maintained strictly in accordance with Pure's Installations and Operations Manual, and repaired solely by Pure or its authorized agents in the manner provided herein, and such warranties are available only during such times as the System is available for use.

The Data must be monitored and processed to provide meaningful information to the Customer. The parties acknowledge that the placement of the sensors required by the System is crucial to functionality and any movement or interference with any such sensors without Pure's written consent will void any warranties provided herein in respect of the functionality of the System. Pure acknowledges that various monitoring agencies may provide monitoring services under their own terms and if any such agencies am used Customer acknowledges that Pure is not responsible for the services provided by any such monitoring agency. Pure is not providing engineering services. Pure suggests the Customer have the Customer's professional engineering advisors available to review any reports provided from the System and other issues concerning the structural integrity of the Site. The Customer and/or its engineering or other advisors may use the data generated by the System including, without limitation, the Data, solely to seek to classify events recorded by the System for User's internal purposes in regards to the operation and maintenance of the Customer's structure in which the Equipment is situated. All Data shall become the property of Pure.

Notwithstanding anything to the contrary contained in this Agreement, or any Schedules, under no circumstances does Pure suggest, represent or warrant that the use of the System or accompanying materials will lead to any specific result, consequence or situation for the Customer or is a substitute for use of other physical structural integrity methods or inspections. The parties acknowledge that the System requires the Customer to exercise prudent and reasonable judgement in interpretation of the results of events recorded by the System, including, without limitation, the Data. The Customer should continue to look to its professional engineering advisors for advice on the past, present and future structural integrity of the Site.

LIMITATION OF WARRANTY
Other than the specific warranties provided above, the System, Software and Equipment and accompanying materials are provided "as is" without warranty of any kind either expressed or implied. The complete risk as to the quality and performance of the System or any of its components is with the Customer.
Notwithstanding anything to the contrary contained herein, Pure makes no warranty or representation that the functions contained in the System will meet the Customer's requirements, or that the operations of the System will be uninterrupted or error-free or that any System defects are correctable. The foregoing warranties are in lieu of all other warranties expressed or implied, including, but not limited to, the implied warranties of merchantability and fitness for a particular purpose. No oral or written information or advice given by Pure, its dealers, distributors, agents or employees shall create a warrant that in any way increases the scope of this limited warranty.

The warranties provided above shall be void if the Customer permits any party other than Pure to repair, maintain or alter the System or any part thereof in any manner, or if the Customer or any other party deals with the System in any way other than as expressly provided for herein.

DEFAULT
A material breach or default by a party ("Defaulting Party") of any terms, conditions, warranties or representations provided in this Agreement shall give rise to any event of default ("Default"). The other party may, at its option, terminate this Agreement upon giving the Defaulting Party notice in writing of the specific details of the alleged Default and, where the Defaulting Party has not remedied such Default within thirty (30) days of receipt of such notice, all amounts outstanding hereunder from Customer to Pure shall immediately be due and payable on Default of Customer which is not cured in the manner required by this Section.

LIMIT OF LIABILITY
Notwithstanding anything to the contrary contained herein, in no event shall Pure be liable to the Customer for any lost profits, lost savings or other incidental, special or consequential damages arising out of the use, misuse or inability to use the System, including without limitation, the Software or Equipment, whether such damages are sought by the Customer or any other party, even if Pure has been advised of the possibility of such damages. Pure shall not be liable for any damages caused by delay in delivery, instalation, setup, testing or furnishing of the System or any of its components under this Agreement.

Notwithstanding anything to the contrary herein, Pure's maximum liability to the Customer for any cause, including, without limitation, whether at law, in equity, it under contract, and including, without limitation, any breach or violation of the provisions of this Agreement, or any agreement entered into in conjunction with this Agreement, including, without limitation, the License Agreements, shall be a cumulative maximum liability for all incidents or events calculated as equal to the annual Technical Support and Service Fee (if applicable).

GOVERNING LAW
This Agreement shall be construed in accordance with, and the rights of, the parties governed by the laws in force in the Province of Alberta, Canada, and the parties agree to irrevocably attorn to the jurisdiction of the courts of Alberta and further agree that any proceedings shall only be taken in respect of this Agreement in such courts.

FORCE MAJEURE
Neither party hereto shall be liable to the other, for any failure of or delay in the performance of its obligations hereunder, nor be deemed to be in breach of this Agreement if such failure or delay has arisen from "Force Majeure". For the purpose of this Agreement, "Force Majeure" shall mean any cause not reasonably in the control of Pure or Customer as the case may be, including, without limitation, acts of God, strike, lockouts, or other industrial disturbances, acts of the public enemy, wars, blockades, insurrections, riots, epidemics, landslides, earthquakes, fires, storms, floods, high water, washouts, inclement weather, power failure, telecommunications disruption or failure, equipment failure, orders or acts of civil or military authorities, civil disturbances, or explosions.

Where either party hereto is prevented from carrying out its obligations hereunder due to Force Majeure, such obligations so far as they are affected by Force Majeure shall be suspended during the operation of any such event of Forte Majeure. The party prevented from carrying out its obligations hereunder due to Force Majeure shall where practical, make reasonable efforts to give notice of the occurrence of such Force Majeure to the other party hereto.

ASSIGNMENT AND AMENDMENT
Pure shall have a right to assign this contract without the Customer's consent and Customer hereby accepts such assignments and waives signification of the act of assignment and the delivery of a copy thereof. This Agreement is assignable by the Customer providing that the Customer has previously secured Pure's written consent which consent shall not be unreasonably withheld. This Agreement will, in all other respects, be binding upon the parties and their respective successors and assigns. Only a written instrument signed by both of the parties may amend this Agreement.

TERMINATION
This Agreement may be canceled or terminated by mutual written consent of the parties. If this agreement is terminated then Customer shall cease all use of the Software and shall return all copies of the Software and documentation to Pure within fifteen (15) days and deliver to Pure written certification that all such copies have been returned.

All obligations herein regarding confidentiality and nonuse of Confidential Information and payment of moneys shall survive any termination of this Agreement.

Upon any termination of this Agreement for any reason or cause, the parties hereto shall take such reasonable steps to effect an orderly transition of the relationship between them and seek to minimize the disruption arising from such termination.

INDEMNIFICATION
Subject to Limits of Liability, Pure will defend the Customer against a claim that the entire System, as furnished, and if used strictly in accordance with the written instructions provided by Pure, infringes a valid, enforceable Canadian patent or copyright and Pure will pay resulting costs, damages and attorney's fees finally awarded, provided that:

         (a) the Customer promptly notifies Pure in writing of the claim or threatened claim.

         (b) the claim is solely based on the Customer's use of the System as furnished and used strictly in accordance with Pure's written instructions;

         (c) the Customer provides all assistance and co-operation Purr may reasonably require in the defense of the action or claim; and

         (d)      Pure  has  sole   control  of  the  defense  and  all  related
                  settlement negotiations.

If such a claim occurs, Pure may, at its sole option, either:

         (e)      attempt to make the System non-infringing; or

         (f) attempt to obtain a license to use the rights from the party complaining of the unauthorized or unlawful use; or

         (g)      provide the Customer with a generally similar system; or

         (h) refund to the Customer the charges or fees attributable to the module in relation to which the infringement is complained of and require the Customer to cease use of the infringing module and return die infringing module to Pure.

Pure shall have no obligation to defend the Customer or to pay costs, damages or attorney's fees for any claim based on any acts of the Customer which exceed the terms of the license granted to the Customer by this Agreement or are based upon modifications created by the Customer or on its behalf or, from combination of the System or any part thereof with any equipment, software, processes or technology of others or from use of the System other than in strict accordance with Pure's written instructions therefore.

The provisions set out in this section state the entire obligation of Pure with respect to infringement of any industrial or intellectual property rights.

Customer hereby assumes liability for and agrees to indemnify and save harmless Pure, its agents, employees, officers and directors from and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, suits, costs and expenses, including legal expenses (on a solicitor and his own client basis) of whatsoever kind and nature, imposed on, incurred by or asserted against Pure, its agents, employees, officers or directors, in any way relating to or arising out of or in connection with this Agreement, the System and the use thereof including the manufacture, selection, delivery, possession, use and operation and recovery of claims under any insurance policy relating thereto. In addition, Customer shall, on the written demand of Pure, pay to Pure the amount as determined by Pure as being Pure's loss of profits together with any costs of Pure, including the cost of redeployment of funds and internal costs, incurred by Pure, in any way relating to or arising out of any refusal by Customer to perform its obligations hereunder.

DISPUTE RESOLUTIONS
Disputes under this Agreement shall be resolved using the procedure set out in the Alberta Arbitration Act.

LIMITATION OF ACTIONS
Pure and the Customer agree that if a dispute resolution mechanism is not successful in resolving a dispute under this Agreement or any Schedule, any legal action must be commenced within two years of the date of the complained of cause of action.

NOTICES
All notices provided for hereunder shall be in writing and shall be deemed to be given:

         (i) when delivered to the individual, or to an officer of the relevant party to which the notice is directed, or

         (j) five (5) days after the same has been deposited in the Canada post mail, sent certified or registered mail with return receipt requested, postage prepaid and addressed as provided in this Section, or

         (k) when delivered by an overnight delivery service with receipt acknowledged and with all charges prepaid by the sender addressed as provided in this Section. Notices shall be directed as follows:

                  (i) if to Pure, at the address for Pure noted at the commencement of this Agreement;

                  (ii) if to Customer, at the address of the Customer noted at the commencement of this Agreement, or at such other place or places or to such other person or persons as shall be designated by notice by any party hereto.

EFFECT OF WAIVER
No delay or omission to exercise any right or remedy accruing to Pure upon any breach or default of Customer will impair any such right ore remedy or be construed to be a waiver of any such breach of default, nor will a waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval on the part of Pure or any breach or default under this Agreement or of any provision or condition hereof, must be in writing and will effect only to the extent in such specifically set forth. All remedies, either under this Agreement, under any agreement entered into in conjunction with this Agreement, or at law or in equity or otherwise afforded to Pure, are cumulative and not alternative.

CUSTOMER'S WAIVER
To the extent not prohibited by law or statute, Customer hereby waives the benefit of all provisions of all applicable sale of goods, conditional sales, regulatory credit, seizure, personal property security and other statutes and regulations made thereunder in any and all jurisdictions of the U.S. and Canada, which would in any manner affect, restrict or limit the rights of Pure hereunder. Customer also waives and assigns to Pure the right of any statutory exemption from execution or otherwise and further waives any right to demand security for costs in the event of litigation.

ENUREMENT
Subject to the terms hereof, this Agreement shall enure to the benefit of and be
binding  upon  the  parties  hereto  and  their  respective  heirs,   executors,
administrators, successors, assigns and legal representatives.

MISCELLANEOUS
The application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods, as well as the application of domestic legislation which has, or purports to have, adopted the Convention into law for the jurisdiction concerned are hereby excluded.

In case of conflict with the License Agreement, the License Agreement shall supersede this Schedule "E".

                                  SCHEDULE "F"
                      SOUNDPRINT(R) SITE LICENSE AGREEMENT

THIS AGREEMENT made and entered into by and between Pure Technologies Ltd., an Alberta corporation, ("Pure"), having its principal office at 1050, 340 - 12 Avenue SW, Calgary, Alberta T2R IL5 Canada, and FREYSSINET INTERNATIONAL (STUP) SNC, ("Licensee") having its principal office at 78140, 10 rue Paul Dautier, Velizy Villacoublay, France, is attached to and shall form part of the License Agreement to which this Site License Agreement is attached as a Schedule.

Pure and the Licensee agree to the following term and conditions:

1. SOFTWARE OWNERSHIP

         1.1 Pure and its licensors shall retain full and complete title to the computer programs, data and related materials howsoever stored and any accompanying materials (all called "Software" in this Agreement) and all updates and subsequent copies of the Software regardless of the media or form in which the copies may exist, including copies made in violation of the terms of this agreement.

2. LICENSE GRANT

         2.1 In consideration of the payment of the annual Site License Fee described on Schedule "1" hereto by the Licensee to Pure, Pure grants to the Licensee, a limited non-exclusive, revocable, limited license and right to use the Software solely to monitor the data developed by SoundPrint(R) Data Acquisition Systems at the sites described on Schedule "1" hereto ("Site") and process the such data solely to seek to classify events recorded by the SoundPrint(R) Data Acquisition System for internal non-public purposes and only to report the results of such processing to the end user, ("Manager/Owner"), of the Sites described on Schedule "1" hereto provided that Pure may monitor such data and reports to verify operation of the Software. The Licensee may use the Software only on a single computer at a single location. All rights not expressly granted to the Licensee are reserved to Pure.

Additional sites may be added to this Site License at any time by letter from Licensee to Pure containing information about the new site, including location, description and annual Site License Fee, countersigned by Pure and attached as a part of Schedule "1".

         2.2 Pure reserves the rights to make telecommunication connection to the Software and data from the site to periodically seek to verify compliance by the Licensee with the terms of this Agreement. The Software includes confidential information, which the Licensee agrees to keep strictly confidential and neither disclose nor use for any other purpose other than the limited use of the Software in accordance with this Agreement.

3. RESTRICTIONS ON USE RESTRICTIONS ON USE

         3.1      The licensee shall not:

                                    (a)      electronically transfer or transmit
                                             the Software to any other  computer
                                             over a network or similar system;

                                    (b)      make or  distribute  any  copies of
                                             the Software;

                                    (c)      modify, adapt,  translate,  reverse
                                             engineer,  decompile or disassemble
                                             the  Software or create  derivative
                                             works based on the Software.

         3.2 All data generated from the site using the SoundPrint(R) Data Acquisition Software ("Data"), whether in raw or processed form, shall be the sole property of pure including all copyright and other rights therein. The Licensee shall and does hereby, if applicable, assign all such rights to Pure. If required, a royalty-free non-assignable license to use the data will be given to the Licensee and end-user.

4. RESTRICTIONS ON ASSIGNMENT OR TRANSFER

         4.1 The Licensee shall not assign, rent, lease, sell sublicense or otherwise transfer or grant any rights in or to the Software to another party without the prior written consent of Pure. Pure will require that any permitted assignee be bound by all the terms and conditions of this Agreement.

         4.2      The license granted hereunder is effective for a period of one
                  (1) year and may be extended for a further one (1) year term upon payment to Pure of the annual License fees described on Schedule "1". The license granted hereunder will automatically terminate if the Licensee fails to comply with any term of this agreement or the License Agreement with Pure, or if Licensee fails to comply with any term of any agreement with Owner/Manager. Upon termination the Licensee shall immediately destroy the Software, all copies thereof or return the same to Pure at the Licensee's expense.

         4.3 From time to time Pure and/or its distributor may make updates of the Software or provide additional material of interest to the Licensee including information and, in some cases promotional pricing, on complementary products. So long as the Licensee is not in default or this Agreement or its License Agreement with Pure to which this is attached, the Licensee shall be entitled to receive such information and updates from time to time.

         4.4 Pure will add Licensee's name to software pages, screens and printing.

5. LIMITED WARRANTY AND DISCLAIMER

         5.1 Pure warrants that (1) the media on which the Software is furnished under normal use will be free from defects; and (2) if installed on equipment as provided on Schedule "1" and used in accordance with Pure's and such other vendor's express instructions, the Software will substantially perform those functions described in Pure's documentation for the Software for ninety (90) days from the date of delivery of the Software to the Licensee by Pure.

         5.2 The licensee must notify Pure of any defects in the media or Software by giving written notice to Pure.

         5.3 Other than the specific warranties provided above, Software and accompanying materials are provided "as is" without warranty of any kind, either expressed or implied. The complete risk as to the quality and performance of the software is with the licensee. Pure makes no warranty or representation that the functions contained in the software will meet the Licensee's requirements or that the operations of the Software will be uninterrupted or error free or that any software defects are correctable. The foregoing warranties are in lieu of all other warranties expressed or implied, including but not limited to, the implied warranties of merchantability and fitness for a particular purpose. No oral or written information or advice given by pure, its dealers, distributors, agents or employees shall create a warranty that in any way increases the scope of this limited warranty. The duration of any implied warranty shall be limited to the duration of the limited warranties set forth herein.

         5.4      Neither  Pure  nor  the  Software   provide  any  professional
                  engineering services to the Licensee, the Owner/Manager of the site, or its agents.

         5.5 The SoundPrint(R) monitoring Software, together with certain hardware and equipment ("System") if properly installed at the site and if properly used and during such times as the System is available detects certain energy transmissions through concrete or steel. Most wire breaks generate at least enough energy to be recorded by the System. If wire breaks do not exhibit certain properties they may not be detected or recorded by the System. Construction activities and other continuous noise generation may affect the ability of the System to detect and/or classify events. Sufficient background or other noise may mask wire breaks so dud they can not be detected or recorded by the System.

         5.6 The Data recorded by the System must be monitored and processed to provide meaningful information to the Site Manager/Owner. In general events which the Software is able to record are classified as either: (a) a probable wire break,
                  (b) a possible wire break, or another event. The Licensee and/or the Manager/Owner's engineering or other advisors may use the information presented by the Software to seek to investigate the events recorded by the System. Where the Licensee or the Owner/Manager remotely monitors the System the Licensee is responsible to make arrangements for the secure and reliable transmission of all Data.

         5.7 The Licensee should exercise reasonable judgment in the use of the software and accompanying materials. Under no circumstances does Pure suggest, represent or warrant that the use of the Software or accompanying materials will lead to any specific result, consequence or situation for the licensee or is a substitute for use of other physical structural integrity methods or inspections. The Software requires Licensee to exercise prudent and reasonable judgement in interpretation of the results of the Software. The Licensee shall not release any final reports without giving Pure a prior opportunity to review and approve such reports.

         5.8 The Licensee is responsible to make its own arrangements with the Owner/Manager in respect of reporting on the results of monitoring the Site and payment for those services.

6. REMEDIES

         6.1 Pure's and its licensor's entire liability and licensee's exclusive remedy shall be limited to:

                  6.1.1 With respect to defects in the media or other material during the warranty period, Pure will replace the defective media if returned to Pure at the Licensee's expense for return of such media. This warranty shall not apply if the Software has been damaged by negligence, accident, improper or unreasonable use, or any other cause unrelated to defective materials or workmanship;

                  6.1.2 In the event that any other claim related to the performance or non-performance by Pure in way concerning the Software under this Agreement is made by the licensee or someone claiming through the Licensee, then the sole and exclusive remedy shall be to request Pure to use reasonable efforts to seek to repair the Software; and

                  6.1.3 In all cases the maximum compensation or damages which the Licensee or anyone claiming through the licensee shall be entitled to claim and receive shall be limited as set forth in this Section below. Pure and its licensor's aggregate maximum liability and the Licensee or anyone claiming through the licensee 's maxi um aggregate claim for damages of any kind shall be a refund of the license fee actually paid for the Software in the first year of this Agreement. In no event shall Pure be liable to Licensee or any other person for any direct, special, indirect, incidental, or consequential damages arising our the use of, or inability to use, any Software, even if Pure was previously advised of the possibility of such damages, or for any other claim by Licensee or any other person.

7. GENERAL PROVISIONS

         7.1 This Agreement shall be construed in accordance with, and the rights of the parties governed by, the laws in force in England, and the parties agree to irrevocably attorn to the jurisdiction of the courts of England and further agree that any proceedings shall only be taken in respect of this Agreement in such courts.

         7.2 Neither party hereto shall be liable to the other, for any failure of or delay in the performance of its obligations hereunder nor be deemed to be in breach of this Agreement, if such failure or delay has arisen from "Force Majeure". For the purpose of this Agreement "Force Majeure" shall mean any cause not reasonably in the control of Pure or Licensee as the case may be, including, without limitation, acts of God, strikes, lockouts, or other industrial disturbances, acts of the public enemy, wars, blockades, insurrections, riots, epidemics, landslides, earthquakes, fires, storms, floods, high water, wash outs, inclement weather, power failure, telecommunications disruption or failure, equipment f4ilure, orders or acts of civil or military authorities, civil disturbances, or explosions. Where either party hereto is prevented from carrying out its obligations hereunder due to Force Majeure, such obligations so far as they are affected by Force Majeure shall be suspended during the operation of any such event of force majeure. The party prevented from carrying out its obligations hereunder due to Force Majeure shall where practical, make reasonable efforts to give notice of the occurrence of such Force Majeure to the other party hereto.

         7.3 All notices provided for hereunder shall be in writing and shall be deemed to be given: (a) when delivered to the individual, or to an officer of the relevant party to which the notice is directed, or (b) five (5) days after the same has been deposited in the Canada post mail, sent certified or registered mail with return receipt requested, postage prepaid and addressed as provided in this Section, or (c) when delivered by an overnight delivery service with receipt acknowledged and with all charges prepaid by the sender addressed as provided in this Section, or (d) when sent by facsimile on the next business day following the day the facsimile is sen4 provided an electronic confirmation of complete transmission to the recipient's facsimile number is received by the sender. Notices shall be directed as follows:
                  (a) if to Pure, at the address for Pure noted at the commencement of this Agreement, (b) if to Licensee, at the address of the Licensee noted at the commencement of this Agreement, or at such other place or places or to such other person or persons as shall be designated by notice by any party hereto.

         7.4 No delay or omission to exercise any right or remedy accruing to Pure upon any breach or default of Licensee will impair any such right or remedy or be construed to be a waiver of any such breach of default nor will a waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval on the part of the Pure of any breach or default under this Agreement or of any provision or condition hereof, must be in writing and will effect only to the extent in such specifically set forth. All remedies, either under this Agreement, under any agreement entered into in conjunction with this Agreement or at law or in equity or otherwise afforded to Pure, are cumulative and not alternate.

         7.5 Subject to the term hereof this agreement shall entire to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors, assigns and legal representatives.

         7.6 It is agreed by and between the parties hereto that whenever the context of this Agreement so requires, the singular number shall include the plural and vice versa, and that words importing the masculine gender shall include the feminine and neuter genders, and that in case more than one person or entity is named as Licensee, the liability of such persons or entities shall be joint and several.

         7.7 Licensee agrees to do all things and execute all documents as may reasonably be required by Pure in order to give effect to this Agreement including but not limited to the execution of financing statements in order to effect such registration as may be necessary in order to protect Pure's interest.

         7.8 In the Event of a Termination of this Agreement by Pure shall give 90 days advance notice in writing to Licensee of such termination.


         IN WITNESS WHEREOF, the duly authorized representatives of the parties have executed this Agreement on the date first written below.


Executed at Calgary, Alberta, Canada this _____ day of _____________, 2000.


                                           PURE TECHNOLOGIES LTD.

                                           Per:  _______________________________

                                           Per:  _______________________________


                                           FREYSSINET INTERNATIONAL (STUP) SNC.,

                                           Per:  _______________________________

                                           Per:  _______________________________

                      SOUNDPRINT(R) SITE LICENSE AGREEMENT
                                  SCHEDULE "1"
SITE LICENSE FEE
Licensee shall pay to Pure a fixed price, to be agreed upon on a project by project basis, as an annual license fee to use the Software as provided in this Agreement. This license fee payment shall be exclusive of any applicable taxes or similar levies or charges imposed by any governmental or similar entity and shall be payable within thirty (30) days of the anniversary date of this License Agreement. Failure to pay the license fee shall result in termination of the rights and license granted under this Site License Agreement.

THE SITE
The Software may only be used to monitor data generated using the SoundPrint(R) Data Acquisition System (the "Data") and which Data arises solely from the physical location known to the parties as: ______________at _____________. The Software may not be used to monitor any other data generated from any other system or source nor to monitor any data generated by any SoundPrint(R) Data Acquisition System at any other location, with the exception of additional sites added by letter agreement as an appendix to this Site License Agreement.

                                  SCHEDULE "G"
                                ESCROW AGREEMENT

     THIS AGREEMENT made as of the ___ day of ________ 1999 by and Between:
Freyssinet International (STUP) SNC., a body corporate organized and existing under the laws of the France and having an office at 78140 10 rue Paul Dautier, VELIZY VILLACOUBLAY, FRANCE, (hereinafter referred to as "Licensee") and PURE TECHNOLOGIES LTD, a body corporate organized and existing under the laws of the Province of Alberta, with its principal offices located at 1050, 340 - 12 Avenue SW, Calgary, Alberta T2P IL5 Canada (hereinafter referred to as "Pure") and the law firm of Bennett Jones, 4500 Bankers Hall East, 855 - 2 Street SW, Calgary, Alberta T2P 4K7(hereinafter referred to as "Escrow Agent").

WHEREAS:

A. Pure and Licensee have entered into a Certain License Agreement on - pursuant to which Pure agrees to enter into this Escrow Agreement with Licensee;

B. In order to provide comfort to Licensee, Pure has agreed to provide Licensee with access to certain very confidential source code for the SoundPrint computer software for use only by Licensee on the happening of certain events specified herein;

C. Pure has agreed to deposit a copy of the Escrow Materials as hereinafter defined in escrow with an escrow agent who agrees to act as Escrow Agent under the terms of this Agreement.

         THEREFORE IN CONSIDERATION of the mutual covenants herein contained and of other good consideration (the receipt and sufficiency of which is hereby acknowledged by the parties), the parties agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

         1.01     In this Agreement including this section,

                  (a) "Deposit Date" means the date of execution of this agreement and each anniversary such date occurring thereafter during the term of this Agreement;

                  (b)      "Documentation"   means  technical,   user  or  other
                           documentation supporting use of the Source Code and Updated Source Code;

                  (c) "Escrowed Materials" means a copy of the Source Code, Updated Source Code, Documentation and the Updated Documentation to be deposited as provided hereunder;

                  (d)      "License  Agreement" means the SoundPrint SPPDAQ Data
                           Acquisition/Data     Transmission/File     Management
                           Software license;

                  (e) "Licensed Program" means the SoundPrint computer programs licensed to Licensee under the License Agreement

                  (f)      "Release Event" means either that Pure:

                           (i) becomes adjudged bankrupt or Pure has taken or is the subject of bankruptcy proceedings under the Bankruptcy and Insolvency Act and has not contested that proceeding within 120 day of it being initiated; or

                           (ii) Pure has permanently ceased provision of maintenance and support services for the then current version of the Licensed Program to the Licensee of the Licensed Program entitled to receive such services;

                  (g) "Source Code" means a copy of the source code of the Licensed Program;

                  (h) "Updated Documentation" means each update or revision to the Documentation which has been delivered by Pure to Licensee from time to time

                  (i) "Updated Source Code" means each updated version of the Source Code for the Licensed Program which reflects changes to the Licensed Program delivered by Pure to Licensee from time to time.

                                   ARTICLE II
                       ESTABLISHMENT OF THE ESCROW AGENT

         2.01 Upon the terms and conditions set forth herein, Licensee and Pure hereby appoint the Escrow Agent as escrow agent and the Escrow Agent hereby accepts such appointment concurrent with execution and delivery of this Agreement, shall pay Escrow Agent the amounts set out in Section 5.01 as compensation for its services hereunder.

         2.02 The Escrow Agent, as an escrow agent, agrees to accept from Pure the Escrowed Materials as provided in this Agreement. The Escrow Agent will issue to Pure and Licensee a receipt for the Escrowed Materials upon each delivery thereof concurrently with the execution and delivery of the Escrow Agreement, Pure shall deliver to the Escrow Agent the Escrowed Materials, to be held, distributed and/or retained by the Escrow Agent in accordance with the terms and conditions of this Escrow Agreement.

         2.03 Concurrently with the execution and delivery of the Escrow Agreement, Pure hereby vests Licensee, subject to the provisions of this Agreement, all legal and beneficial title in and to all copies of the Escrowed Materials delivered to the Escrow Agent, effective upon the delivery of each copy of the Escrowed Materials.

         2.04 The Escrow Agent hereby accepts the Escrowed Materials and agrees to hold the Escrowed Materials in accordance with the terms and conditions of this Escrow Agreement. The Escrow Agent shall not be deemed to be the agent or bailee of any party to the exclusion of any other, but shall be deemed to be acting on behalf of both Licensee and Pure jointly.

         2.05 The Escrow Agent shall hold the Escrowed Materials until the conditions for release from escrow set forth in Article VI have been satisfied or as otherwise provided in this Agreement.

         2.06 Pure shall ensure that updated copies of the Escrowed Materials for the updated versions of the Licensed Program licensed to Licensee pursuant to the License Agreement have been deposited with the Escrow Agent on the earlier of the date which is thirty (30) business days after the Deposit Date, and the date on which Escrowed Materials are released to the Licensee from time to time.

         2.07 Pure represents and warrants to Licensee and the Escrow Agent that:

                  (a) the Escrowed Materials include the Source Code for the Licensed Program licensed to Licensee pursuant to the License Agreement;

                  (b) the Escrowed Materials and any updates thereof delivered to the Escrow Agent are or shall be in a form suitable for reproduction by computer (for computer programs) and/or photocopy equipment (for documentation);

                  (c) the Source Code and any Updated Source Code shall be in an executable form compatible with the computer hardware and operating system for which the Licensed Program was developed.

         2.08 The Escrow Agent's rights, duties, liabilities and immunities are as follows:

                  (a) the Escrow Agent's duty is limited to making reasonable efforts to store the Escrowed Materials and to transfer and distribute the Escrowed Materials in accordance with the provisions of this Escrow Agreement. The Escrow Agent shall conduct a superficial examination of the Escrowed Materials, or any of the updates thereto in order to verify that disks and documents are provided. The parties acknowledge the Escrow Agent has no knowledge of what computer programs, or documentation or other materials should be deposited and has no duty to verify Pure's performance under this Agreement The Escrow Agent is not responsible to verify that the materials provided by Pure are the Source Code for the Licensed Program. The Escrow Agents obligation for safekeeping shall be limited to providing the same degree of care for the Escrowed Materials as it maintains for its own confidential property on the premises for source code of its other customers lodged in the same location. The Escrow Agent shall not be required to provide any special environment or care for the Escrowed Materials it being sufficient to keep the Escrowed Materials in a filing cabinet on the Escrow Agent's premises. The parties agree and acknowledge that the Escrow Agent shall not be responsible for any loss or damage to any of the Escrowed Materials due to changes in atmospheric conditions (including, but not limited to, failure of the air conditioning system), electrical shorts, electrical, magnetic or other interference or other similar acts or events, except as caused by Escrow Agents gross negligence or willful misconduct in the event the Escrowed Materials or any of them are damaged or lost for any reason or cause, Pure agrees to replace, at no cost, the Escrowed Materials deposited with the Escrow Agent and such Escrowed Materials shall remain subject to terms and conditions of this Escrow Agreement;

                  (b) the Escrow Agent's obligations shall not be amended, varied or modified by any agreement between any of the other parties hereto, notwithstanding that the Escrow Agent may have knowledge of the existence of any such agreement or the terms and provisions thereof Subject to Article III the Escrow Agent shall not be required in any way to determine the validity or sufficiency, whether in form or in substance of the Escrowed Materials or of any instrument, document, certificate, statement or notice referred to in this Escrow Agreement or contemplated hereby, or the identity or authority of the persons executing the and it shall be sufficient if any writing purporting to be such instrument, document, certificate, statement or notice delivered to the Escrow Agent and on its face appears to be correct in form and appears to have been executed by the parties required to sign or execute the same under this Escrow Agreement;

                  (c) the Escrow Agent shall not be liable for any error of judgment or any act done or step taken or admitted by it in good faith or of any mistake of fact or law or for anything it might do or refrain from doing in connection herewith, except where such actions are the result of the Escrow Agents gross negligence or willful misconduct;

                  (d) the Escrow Agent shall have no duties except those which are expressly set forth herein. The Escrow Agent shall not be bound by any notice of a claim, or demand with respect thereto, or any waiver, modification, amendment, termination or rescission of this Escrow Agreement, unless it shall have given its prior written consent thereto; and

                  (e) if any controversy arises between the parties hereto or to any third party with respect to the subject matter of this Escrow Agreement or its terms or conditions, the Escrow Agent shall not be required to determine or resolve the same or to take any other action with respect thereto, but the Escrow Agent may await settlement of such controversy by final, appropriate legal proceedings or otherwise as the Escrow Agent may deem satisfactory in its sole discretion.

         2.09 Pure hereby indemnifies and holds harmless the Escrow Agent against any loss, liability, or damage (other than any caused by the gross negligence or willful misconduct of the Escrow Agent), including reasonable costs of litigation and counsel fees, arising from and in connection with the performance of its duties under this Agreement.

         2.10 The Escrow Agent's aggregate maximum liability and the maximum aggregate claim for damages of any kind by either Licensee or Pure whether under contract, in tort or under any other legal theory shall be a refund of the fees actually paid for the escrow services in the year preceding the event which gave rise to the claim. Except in the case of the Escrow Agent's gross negligence or willful misconduct, in no event shall the Escrow Agent be liable to either Licensee or Pure or any other person for any direct, special, indirect, incidental, or consequential damages arising under or out of the provision of services hereunder or any act or omission related thereto even if the Escrow Agent was previously advised of the possibility of such damages, or for any other claim by the parties hereto or by any other person.

         2.11 The Escrow Agent or any successor to it appointed in accordance with this Escrow Agreement may resign at any time by giving notice of such resignation in writing to Licensee and Pure. In the event of such resignation, Licensee and Pure shall agree upon and appoint a successor escrow agent, provided however, that if no successor to Escrow Agent has been appointed after ten (10) business days after receipt of the Escrow Agent's notice of resignation, the Escrow Agent shall appoint its own escrow agent. Any successor to Escrow Agent shall deliver to Licensee and Pure a written instrument accepting such appointment and thereupon it shall succeed to all the rights and duties of the Escrow Agent hereunder and shall be entitled to receive the Escrowed Materials held by the predecessor Escrow Agent and shall be deemed to be included willful the definition of "Escrow Agent" hereunder for all purposes. Upon receipt of such written instrument the predecessor Escrow Agent shall be discharged of its duties hereunder and released from any liabilities whatsoever hereunder.

                                  ARTICLE III
                                  VERIFICATION

         3.01 At any time, Licensee may request Pure to verify that the Escrowed Materials correspond to the Licensed Program w the form then being used by Pure and licensed to Licensee. Licensee shall request such verification by sending thirty
                  (30) days prior written notice to both Pure and the Escrow Agent specifying the date and time (on normal business days and during normal business hours) when it desires the verification to be conducted together with a certified cheque in the amount of $2,000.00 payable to the Escrow Agent as a deposit to be applied to the Licensee's obligation to pay for the Escrow Agent's time assisting with the verification procedure and prepaid airline tickets if the verification is to be done in a city other than the city of Calgary. The Licensee shall be responsible, at its cost, for arranging a location for the verification and availability of a suitable computer on which to carry out the verification.

         3.02 At the date and time specified in the notice, and at the location of the computer upon which the verification is to be conducted, the Escrow Agent shall deliver the Escrow Materials in its possession to die joint possession of both Pure and Licensee. The Escrow Agent shall have, as between the parties, priority to possession of the Escrowed Materials during and after such verification and the right to demand the immediate return of the Escrowed Materials at any time. Licensee and Pure shall return the Escrowed Materials to the Escrow Agent immediately upon demand from the Escrow Agent. In the presence of Pure and the Escrow Agent, Licensee shall perform or have performed such series of tests and verification procedures as it may reasonably require to enable it to determine that the Escrowed Materials correspond to the system in the form then in use by Pure and licensed to Licensee. Such verification is to take place on a computer capable of using Pure's system, in the control of Pure or, at the option of Licensee, on a computer in the control of Licensee. Upon completion of the verification, Licensee shall mark as "verified" all copies of the Escrowed Materials which it may have determined correspond to the system in the form then in use by Pure and licensed to Licensee, and shall return all such Escrowed Materials to the Escrow Agent and shall ensure that all copies of the Escrowed Materials which were created pursuant to the verification process are purged from magnetic or other media and the computer equipment on which the verification process took place. Licensee shall pay all of the expenses of the Escrow Agent incurred as a result of its request for verification except as set forth in section 3.03 below.


         3.03 If Licensee discovers through the verification process that the Escrowed Materials do not constitute a copy of the Source Code or Updated Source Code for the Licensed Program then being used by Pure and licensed to Licensee, Licensee shall so notify Pure and the Escrow Agent in writing and Pure shall pay all of the expenses of the Escrow Agent incurred as a result of the verification. Within five (5) business days after such notice, Pure will deliver a complete copy of the Escrowed Materials to the Escrow Agent and the verification process set out in this Article III shall be repeated at Pure's cost until, in the reasonable opinion of the Licensee, the Escrowed Materials are verified and in order.

                                   ARTICLE IV
                               TERMS OF AGREEMENT

         4.01 This Escrow Agreement shall remain in fall force and effect during the term of the said License Agreement unless this Escrow Agreement is terminated in accordance with its express terms.

                                   ARTICLE V
                                    CHARGES

         5.01 _________________ shall be obliged to pay the Escrow Agent for its services in accordance with the following schedule (except as provided by Section 5.01(e)):

                  (a) $850.00 on account of the receipt and handling of the media containing the Documentation payable upon the execution of this Escrow Agreement;

                  (b) $850.00 annually on account of the receipt and handling of the Updated Documentation and Updated Source Code and reporting to Licensee on the fact of such deposit; the fee to be payable upon the execution of the Escrow Agreement and annually thereafter upon each anniversary date hereof;

                  (c) $275.00 per hour to the Escrow Agent in respect of the Escrow Agent's performance under this Agreement including, without limitation, the receipt and handling of each additional delivery of the Updated Documentation and Updated Source Code (other than the first copy each year), reporting to Licensee on the fact of such deposit or the involvement in any proceeding; such fees hereunder payable within ten
                           (10) days of any such request or work of the Escrow Agent;

                  (d) $200.00 per cubic foot of additional storage space annually for additional storage space in the event the Documentation and any Updated Documentation exceeds one (1) cubic foot of space; such fee to be payable upon the execution of the Escrow Agreement and annually thereafter upon each anniversary date hereof;

                  (e) $275.00 per hour to the Escrow Agent payable by Licensee each time the Escrow Agent is required to attend any verification proceedings as described in
                           Article III hereof and subject to the provision of a deposit as required in Article III hereof; and

                  (f)      Pure  and  Licensee   shall   jointly  and  severally
                           indemnify and save harmless the Escrow Agent in respect of all claims, proceedings, damages, costs, expenses, and charges incurred by the Escrow Agent in the performance of its duties hereunder including, without limitation, payment of all legal fees for counsel appointed to advise the Escrow Agent in respect of any matter under this Agreement.

         5.02 Upon each anniversary date of the Escrow Agreement, on at least two (2) months prior written notice, the Escrow Agent may increase any or all of the charges payable hereunder during the next twelve (12) month period provided that the maximum increase shall not in each case exceed $100.00. In no event however, shall charges hereunder exceed the published standard list prices for such services generally charged by the Escrow Agent.

         5.03 In addition to the charges set out in this Agreement, agrees to pay amounts equal to any applicable taxes, fees, or amounts in lieu thereof however designated paid or payable by the Escrow Agent and levied or based on such charges or services rendered pursuant to this Agreement, exclusive of taxes based on the income of the Escrow Agent.

         5.04 In addition, __________ shall pay to the Escrow Agent its actual legal fees incurred (on a solicitor-client basis) for performance of this Agreement, including obtaining any opinion or advice respecting any act or eligibility of the Escrow Agent hereunder for time spent in preparation or providing assistance in verification or in providing any services under this Agreement in participation in arbitration or otherwise as contemplated hereunder, provided that Pure shall not be required to pay any amounts payable by Licensee in respect of a verification under Article III hereof.

                                   ARTICLE VI
                         RELEASE OF ESCROWED MATERIALS

         6.01 Upon the receipt of written notice from Licensee and subject to the provisions of this Article VI, the Escrow Agent is hereby authorized and directed by Licensee and Pure to distribute the Escrowed Materials in accordance with such written notice from Licensee.

         6.02 Licensee may at any time require by prior written notice (the "Request") to Pure and the Escrow Agent that the Escrow Agent deliver to the Licensee and Pure all Escrowed Materials then on deposit with the Escrow Agent. Such request shall set out why Licensee reasonably considers that a Release Event has occurred. Within fifteen (15) days thereafter, Escrow Agent shall deliver to Licensee all of the Escrowed Materials then on deposit unless during such fifteen (15) day period either

                  (a) Licensee withdraws its Request for delivery of such Escrowed Materials; or

                  (b) Pure disputes the release of the Escrowed Materials by sending a written notice (the "Dispute Notice") to both Licensee and the Escrow Agent. The Dispute Notice shall set out why Pure reasonably considers that a Release Event has not occurred.

         6.03 Upon receipt of the Dispute Notice, Licensee may withdraw its request. In the event that Licensee does not withdraw its request and Pure continues to dispute the release of the Escrowed Materials within such fifteen (15) day period, then the Escrow Agent shall notify Pure and Licensee in writing that the dispute is to be settled by binding arbitration (the "Notice of Arbitration") as set out in this Agreement.

         6.04 Within five (5) days of receipt from the Escrow Agent of the Notice of Arbitration, Licensee and Pure, will each appoint an arbitrator and notify the other party of their choice. In the event the only one (1) of Pure or Licensee appoints an arbitrator in that period, then that arbitrator will be the sole arbitrator and his decision will be binding on both parties. In the event neither party appoints an arbitrator within said five (5) days then the period for appointment is extended in three (3) day intervals, until either one or both parties has appointed an arbitrator In the event that an arbitrator is appointed by both parties within the time allowed, then within three (3) days of the appointment of the second arbitrator, the arbitrators will together appoint a third arbitrator, or, failing agreement on the third arbitrator, either Licensee or Pure may apply to a court of competent jurisdiction for appointment of a third arbitrator. Within five (5) days of the appointment of all three (3) arbitrators or of appointment of a sole arbitrator as contemplated in this section 6.04, each of Licensee and Pure shall have the right to present one day of evidence and argument to the arbitrator or arbitrators, as applicable, who shall hear such evidence within five (5) days after their appointment. The arbitrator or arbitrators, as applicable, shall decide whether or not the Escrowed Materials should be released to Licensee and when the Escrowed Materials should be released. The decision of the one arbitrator, if only one (1) is appointed, or two (2) of the three (3) arbitrators, if three (3) are appointed, is binding on all parties, and shall be rendered within five (5) business days of the conclusion of the arbitration. The Escrow Agent shall abide by the decisions of such majority or sole arbitrator.

         6.05 The unsuccessful party to the arbitration, whether Pure or Licensee, shall pay all the costs of the arbitration as well as the fees of the arbitrator(s).

         6.06 In all other respects, the arbitration shall be governed by the laws of the Province of Alberta.

         6.07 Time shall be of the essence in carrying out this arbitration procedure. All references to days in this Article VI shall mean normal business days.

                                  ARTICLE VII
                      TERMINATION OF THE ESCROW AGREEMENT

         7.01 This Escrow Agreement may be terminated by Licensee and Pure jointly by sending the Escrow Agent ten (10) days prior written notice of termination.

         7.02 If the Escrow Agent receives written notice from both Pure and Licensee that this Escrow Agreement is to be terminated, then the Escrow Agent shall, in its sole discretion, either:

                  (a) within ten (10) days thereafter, erase all computer tapes and/or discs held by it in escrow at that time on which copies of the Source Code and Updated Source Code are recorded, shall destroy all written material constituting part of the Escrowed Materials; or

                  (b) shall deliver all Escrowed Materials to Pure. Upon such delivery or erasure and destruction, this Escrow Agreement shall terminate.

                                  ARTICLE VIII
                       NON-DISCLOSURE BY THE ESCROW AGENT

         8.01 Except as provided in this Agreement and subject to the requirements of any legal proceeding in respect of this Agreement the Escrow Agent agrees that it will not divulge or otherwise make available to any third party or make any use of the Escrowed Materials deposited by the Pure and held by the Escrow Agent in connection with this Agreement, without the express prior written consent of Licensee and Pure.

                                   ARTICLE IX
                           LICENSEE'S LIMITED RIGHTS

         9.01 In the event Licensee is provided any of the Escrowed Materials, Licensee may only use any such Escrowed Materials solely to maintain Licensee's own copy of the Licensed Program in accordance and subject to the License Agreement and for no other purpose. Licensee shall be bound to maintain all Escrowed Materials in strictest confidence and neither divulge or otherwise make available to any third party any of the Escrowed Materials.

                                   ARTICLE X
                                    GENERAL

         10.01    Assignment.

         Licensee shall not transfer, delegate or assign this Agreement or any of its rights or obligations hereunder without Pure's prior written consent which shall not be unreasonably withheld. The Escrow Agent can assign its rights and obligations hereunder to a special purpose corporation established to provide escrow services. This Agreement shall be binding upon and inure to the benefit of each of the parties and their respective successors, permitted assigns and legal representatives.

         10.02    Notices.

         All notices, requests, demands or other communications required or permitted to be made under this Agreement shall be in writing and shall be either delivered personally, sent by fax (with hard copy to follow), sent by guaranteed prepaid overnight delivery service or mailed by U.S., French or Canadian mail, certified or registered, return receipt requested, with appropriate postage prepaid, in each case to the addressee and/or fax number on the first page of the Agreement, or to such other addresses as may be designated in writing by notice given in the manner provided herein. Such notices and communication shall be deemed given: (i) upon actual delivery thereof if delivered by hand; (ii) one (1) business day following overnight delivery service, if delivered by overnight delivery service; (iii) one (1) business day following delivery, if sent by fax and electronic confirmation of complete transmission to the recipients fax number is received by the sender; or (iv) six
(6) business days following deposit in the U.S. or Canadian mail, if sent by mail, whether or not delivery is accepted.

         10.03    Governing Law.

         This Agreement shall be governed by and construed in accordance with die laws of the Province of Alberta, without giving effect to its conflicts of law provisions.

         10.04    Force Majeure.

         Any delay in or failure of performance by either party under this Agreement (other than payment obligations) shall not be considered a breach of this Agreement and shall be excused if and to the extent caused by any occurrence, foreseeable or unforeseeable, beyond the reasonable control of the party affected, including without limitation: acts of God or the public enemy, fire; flood; embargoes; governmental restrictions; strike or labor difficulties; riots; wars or other military action; civil disorders; shortage of labor, fuel, power, materials, supplies, or transportation; delays in deliveries by suppliers; or any other cause or causes beyond such party's reasonable control.

         10.05    Independent Contractors.

         No party is the employee, partner, joint venturer, agent or legal representative of the other parties for any purpose. No party shall have the authority to enter into any contracts in the name of or on behalf of the other parties.

         10.06    Waiver.

         No term or provision hereof shall be deemed waived and no breach excused unless such waiver or consent shall be in writing and signed by the party claimed to have waived or consented.

         10.07    Severability.

         In the event that one or more of the terms, conditions or covenants contained in this Agreement or any portion of them is determined to be unenforceable or invalid, such unenforceability or invalidity shall not affect the enforceability or the validity of the remaining terms, conditions or covenants and portions thereof, and each unenforceable or invalid term, condition or covenant or portion thereof shall be severable from the remainder of this Agreement

         10.08    Lawyers Fees.

         In the event of any controversy, claim or dispute between the parties hereto arising out of or relating to this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party its reasonable expenses including, but not by way of limitation, lawyers' fees on a solicitor and his client basis.

         10.09    Remedies Cumulative.

         No remedy or selection under this Agreement shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies at law or in equity.

         10.10    Entire Agreement.

         Thus Agreement constitutes the entire agreement between the parties in respect of the subject matter and supersedes all proposals, representations and agreements, oral and written, between the parties on this subject. This
Agreement may not be amended, except by a writing signed by authorized representatives of each party.

         10.11    United Nation Sale of Goods Convention.

         The application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods, as well as the application of domestic legislation which has or purports to have adopted the Convention into law for the jurisdiction concerned are hereby excluded. The parties make such exclusion pursuant to the appropriate provisions in the legislation which adopted the Convention into law in the jurisdiction concerned.

         10.12    Addition of other Licensees.

         The parties agree that Pure may extend the benefits of this escrow arrangement to other licencees upon giving notice in writing to the Licensee and Escrow Agent. In any such case such other licensee shall only be permitted to obtain access to a copy of escrow materials on the same basis as Licensee hereunder.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective corporate officers hereunto duly authorized as at the date set out above.

                                      FREYSSINET INTERNATIONAL (STUP) SNC.


                                      Per:  ____________________________________

                                      Per:  ____________________________________


                                      PURE TECHNOLOGIES LTD.


                                      Per:  ____________________________________

                                      Per:  ____________________________________


                                      ESCROW AGENT


                                      Per:  ____________________________________

                                      Per:  ____________________________________

                   SCHEDULE "H" - TRADEMARK LICENSE AGREEMENT

THIS AGREEMENT made the  _________day of  ______________,  1999, BY AND BETWEEN:
Pure Technologies Ltd., ("Licensor") an Alberta corporation organized and existing under the laws of the Province of Alberta, Canada, and Freyssinet International (STUP) SNC, ("Licensee") organized and existing under the laws of France.

WHEREAS:

A. Licensor is the owner of certain trademarks, described in Schedule "A" to this Agreement, (each of which or all referred to as the "Trademarks") and the goodwill attached thereto;

B. In conjunction and subject to the appointment of Licensee as a representative of Licensor under the terms of a certain License Agreement ("License Agreement") made at the same time as this Agreement Licensee id desirous of use the Trademarks as an authorized user in each country specified as the Territory in the License Agreement ("Territory");

NOW THEREFORE the parties hereto covenant and agree as follows:

         7.9 Subject to compliance of Licensee with the terms of the License Agreement, Licensor hereby grants to Licensee a non-exclusive, non-transferable right to use the Trademarks solely in connection with the marketing and sale of Licensor's Products, as defined in the License Agreement, only in such countries in the territory for which the Licensee is then currently approved by Licensor (the "License").

         7.10 Licensee shall not use the Trademarks outside the Territory except with the express prior written consent of Licensor. Licensee shall use the Trademarks only under and in compliance with the terms of this Agreement.

         7.11 Licensee shall use the Trademarks in strict accordance with the Instructions, standards of quality and trademark specifications set by and approved by Licensor from time to time, to use the Trademarks only in association with the products or services in accordance with the standards of quality set by and approved by Licensor from time to time and to use each of the Trademarks only in association with the Products or services of Licensor.

         7.12 Licensee agrees not to use the Trademarks in advertising without prior consent of licensor licensee undertakes not to use the Trademarks in any way that is likely to prejudice Licensor's rights.

         7.13 Licensee agrees that Licensor possesses whatever the absolute and exclusive proprietary rights to the Trademarks which exists in each country of the Territory and elsewhere and the Trademarks shall remain the sole property of Licensor. This Agreement does not give Licensee any interest in the Trademarks except the right to use the Trademarks in accordance with the terms of this Agreement. Licensee shall not use the Trademarks in any manner calculated to represent that Licensee is the owner of the Trademarks.

         7.14 Licensee agrees that during the term of this Agreement and thereafter, it will not dispute or contest, directly or indirectly, the validity or enforceability of the Trademarks, nor counsel, procure or assist anyone else to do the same nor directly or indirectly attempt to dilute the value of the goodwill attached to the Trademarks, nor counsel, procure or assist anyone else to do the same.

         7.15 Licensee will place on any and all goods, materials or services used or offered in connection with the Trademarks and on signs and on advertising material displaying the Trademarks, such notice as licensor may direct from time to time, and without limiting the generality of the foregoing, such notice may be written as follows: "(TRADEMARK) is a trademark of Pure Technologies Ltd. Used under license by Licensee".

         7.16 Licensor shall take all steps that in its opinion and sole discretion are necessary or desirable to protect the Trademarks against any infringement or dilution. Licensee agrees to cooperate fully with Licensor in the defense and conservation of the Trademarks as requested by Licensor.

         7.17 Licensee shall report to licensor any infringement or limitation of, or challenge to the Trademarks immediately upon becoming aware of same and Licensor shall, at its sole discretion, determine whether or not any action shall be taken on account of such infringements, imitations or challenges and Licensor's determination shall be final. Licensee shall not be entitled to bring, or call upon, or compel Licensor to bring any action or other legal proceedings on account of such infringements, imitations or challenges, without the written agreement of Licensor. Licensor shall not be liable for any loss, cost, damage or expense suffered or incurred by licensee because of the failure or inability of Licensor to take or consent to the taking of any action or account of any such infringements, imitations or challenges because of the failure of any such action or proceeding. In the event that Licensor shall commence any action or legal proceeding on account of such infringements, imitations or challenges, Licensee agrees to provide all reasonable assistance (other than financial assistance) requested by Licensor in preparing for and prosecuting the same.

         7.18 Licensee shall from time to time execute such agreements, forms and furnish such declarations of use as may be required by Licensor in connection with the Trademarks, any use and the registrations thereof by Licensor.

         7.19 Licensee agrees to forward to Licensor upon Licensor's written demand, samples of advertising which refers to the Trademarks. Licensee shall at its own expense send to Licensor random samples of materials displaying the Trademarks and reports of details of the manner of use thereof and details of the services offered by licensee both pursuant to this Agreement and otherwise, from time to time, upon the request of Licensor. Licensee agrees to correct any deficiencies which are brought to Licensee's attention by

                  Licensor,   and  to  refrain  from  providing  any  goods  and
                  services, which in the reasonable opinion of Licensor do not meet its standard of quality.

         7.20 Licensee agrees to indemnify and hold harmless Licensor from and against any and all actions, suits, claims, demands, prosecutions that may be brought or instituted against Licensor based on or arising out of the conduct of Licensee, including, without limitation, any claims arising from or related to the quality, functionality, utility of any product or service offered by Licensee.

         7.21 This Agreement shall be governed by, subject to, and interpreted in accordance with the laws of the Province of Alberta, Canada. Both parties attorn to the jurisdiction of the Alberta courts.

         7.22 Unless otherwise terminated pursuant to the provisions of this Agreement, the license granted hereunder shall be in force for any country on the same terms and for the same term as Licensee's appointment as Licensor's representative in any country in the territory under the License Agreement.

         7.23 This Agreement shall immediately terminate on termination or expiration of the License Agreement or on written notice to Licensee if Licensee commits any act or becomes involved in any situation or occurrence which in the opinion of Licensor would tend to bring Licensor or its Trademarks to public disrepute, contempt scandal, or ridicule or which, in the opinion of Licensor, would tend to shock, insult or offend the community, or any group or class thereof. On expiration or termination of this Agreement the license shall revert to Licensor and Licensee thereafter shall not use or refer to the Trademarks or in anyway identify itself or associate itself with the same or with Licensor either directly or indirectly and Licensee shall remove forthwith from public view all signs and advertising display materials, printed paper products, special advertising materials, business supplies, containers and wrapping material bearing the Trademarks then in its possession.

IN WITNESS WHEREOF the parties have executed this Agreement either directly or in two counterparts by their duly authorized representatives.

                                      FREYSSINET INTERNATIONAL (STUP) SNC.


                                      Per:  ____________________________________

                                      Per:  ____________________________________


                                      PURE TECHNOLOGIES LTD.


                                      Per:  ____________________________________

                                      Per:  ____________________________________

                                  SCHEDULE "I"
                                 Y2K STATEMENT

STATEMENT OF YEAR 2000 COMPLIANCE FOR ON-SITE COMPUTER EQUIPMENT

OVERVIEW

         On-site computer equipment supplied by Pure Technologies Inc, ("Pure"), consists of an IBM-PC compatible computer, (the "PC").

         Year 2000, (Y2K), compliance issues affecting the PC include the PC's system BIOS, the operating system software used to operate the PC and application software that performs day-to-day tasks including:

                  o monitoring of acoustic data;

                  o transmission of data files;

                  o provision of remote access to the PC; and

                  o virus protection.

         Pure is currently in the implementation phase of its Y2K plan. All systems that have been identified as having Y2K non-compliance issues that prevent the correct operation of the system will be tested and upgraded, if necessary, by April 1, 1999.

         Pure has tested its current computer equipment for Y2K compliance and is confident that the computer equipment being used to monitor is Y2K compliant.

ON-SITE DEMONSTRATION OF YEAR 2000 COMPLIANCE

         Pure would be pleased to provide an on-site demonstration of the Y2K compliance of any of the computer equipment supplied by Pure. Please contact Pure at 1 (800) 537-2806 to arrange a demonstration at your convenience.

IBM-PC COMPATIBLE COMPUTER

         99% of the PC's being used to monitor remote sites have a system BIOS that is certified by the BIOS manufacturer to be Y2K compliant. Please contact Pure for further information regarding the specific BIOS information. Pure has identified all systems with a non-Y2K compliant-BIOS, and is scheduling upgrades or replacements for these systems prior to April 1, 1999.

OPERATING SYSTEM SOFTWARE

         The operating system software used on the PC is Windows NT 4.0 with Service Pack 3 or higher. Nficrosoft has stated that such versions are Y2K compliant or Y2K compliant with minor issues. Pure has demonstrated that none of these minor issues affect the operation of the computer equipment or the application software. For further information visit the Microsoft Year 2000 Resource Center at http://www.microsoft.com/technet/topics/Year2k.

APPLICATION SOFTWARE

         Monitoring of Acoustic Data

         All monitoring of acoustic data relies solely on software services developed by Pure, provided by the operating system or third party software libraries that do not specifically relate to date and time storage, representation or manipulation.

         Pure warrants that all software developed by Pure to perform the function of monitoring of acoustic data can store, represent and otherwise manipulate dates and times up to and beyond the Year 2000.

         Transmission of Data Files

         All transmission of data files relies solely on software services developed by Pure, provided by the operating system or third party software libraries that do not specifically relate to date and time storage; representation or manipulation.

         Pure warrants that all software developed by Pure to perform the function of transmission of data files can store, represent and otherwise manipulate dates and times up to and beyond the Year 2000.

         Provision of Remote Access to the PC

         Provision of remote access to the PC relies on software services provided by the operating system and Symantec's pcAnywhere32 7.5 or higher. Symantec states that only pcAnywhere32 8.0 and higher are Y2K compliant. For further information see Symantec's Y2K web site at http://www.symantec.com/y2k/y2k.html.

         Systems commissioned during and after October 1998 all use pcAnywhere32
         8.0  or  higher.   Systems  commissioned  prior  to  October  1998  use
         pcAnywhere32 7.5.

         Accordingly, Pure has tested pcAnywhere32 7.5 for correct operation through the Year 2000 and beyond. These tests have not revealed any issues that negatively impact the provision of remote access or any other aspect of the system.

         If an Issue does arise because of the Y2K non-compliance of pcAnywhere32 7.5 such that the provision of remote access is negatively impacted, Pure warrants that it will replace, at its cost, pcAnywhere32
         7.5 with a version of pcAnywhere that Symantec has stated to be Y2K compliant.

         Virus Protection

         Provision of virus protection to the PC relies on software services provided by the Symantec's Norton Antivirus 4.0 or higher. Symantec states that such versions of Norton Antivirus are Y2K compliant. For further information see Symantec's Y2K web site at http://www.symantec.com/y2k/y2k.htmL